Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-232490) of Essential Properties Realty Trust, Inc.,
(2) Registration Statement (Form S-3 No. 333-257202) of Essential Properties Realty Trust, Inc., and
(3) Registration Statement (Form S-8 No. 333-225837) pertaining to the 2018 Incentive Plan of Essential Properties Realty Trust, Inc.;
of our report dated February 23, 2021, with respect to the consolidated financial statements and schedules of Essential Properties Realty Trust, Inc. included in this Annual Report (Form 10-K) of Essential Properties Realty Trust, Inc. for the year ended December 31, 2022.
/s/ Ernst & Young LLP
New York, New York
February 15, 2023